Exhibit 10.46

November 29, 2019

Ed Smith
929 N Russell St.
Portland, OR 97227

Re: Retention Bonus Award

Dear Ed:

As you know, Craft Brew Alliance, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of November 11, 2019 (the “Merger Agreement”), with Anheuser-Busch Companies, LLC (“AB”) and Barrel Subsidiary, Inc., pursuant to which the Company will become a wholly owned subsidiary of AB (the “Merger”).

Because your continued leadership is very important to the consummation of the Merger, the Company is prepared to offer you a retention award to ensure the Company will have the benefit of your continued service. If you remain employed by the Company and its affiliates through the 90th day after closing of the Merger (“Milestone Date”), you will be entitled to a cash retention bonus equal to $170,000 (the “Retention Bonus”), which will be paid no later than the first payroll date that is at least five (5) business days following the closing of the Merger; provided, however, that in the event that you experience a Qualifying Termination on or after the closing of the Merger and prior to the 90th day after closing of the Merger, subject, in the case of a termination of employment without Cause or for Good Reason, to satisfaction of the Release Conditions, the Company shall pay the Retention Bonus to you within five (5) business days following the date that the Release Conditions are satisfied. If the Merger
Agreement is terminated without the completion of the Merger or your employment terminates prior to the completion of the Merger for any reason, then, in any such event, you will not be entitled to receive the Retention Bonus. If the Retention Bonus becomes payable as a result of a Qualifying Termination and the timing of payment is such that it may occur in the year in which the Qualifying Termination occurs or in the immediately succeeding year, the payment shall be made as promptly as practicable in the immediately succeeding year.

For purposes of his letter agreement:

“Cause” means (a) if you have an employment agreement with the Company that defines “Cause” and is in effect at the time of a Qualifying Termination (a “Cause Defining Agreement”), “Cause” as defined in such agreement, and (b) if you do not have a Cause Defining Agreement, “Cause” shall mean that (1) you have engaged in conduct which has substantially and adversely impaired the interests of the Company; (2) you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company; (3) you have violated any criminal law relating to your employment or to the Company; (4) you have engaged in conduct which constitutes a material violation of a significant Company policy or the Company’s Code of Conduct and Ethics as in effect from time to time, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or (5) you have repeatedly refused to obey lawful directions of the Board.

“Good Reason” means (a) if you have an employment agreement with the Company that defines “Good Reason” and is in effect at the time of a Qualifying Termination (a “GR Defining Agreement”), “Good Reason” as defined in such agreement, and (b) if you do not have a GR Defining Agreement, “Good Reason” shall mean the occurrence of one or more of the following events without your consent: (1) a material reduction in your base compensation; or (2) a relocation of your principal office to a location that is more than 50 miles from your office location as of the closing of the Merger; provided, however, that "good reason" shall only be deemed to have occurred if: (x) within 90 days after the initial existence of the circumstances constituting “Good Reason,” you provide the Company with a written notice describing such circumstances; (y) the Company fails to cure the circumstances within 30 days after the Company receives your notice; and (z) you terminate your employment with the Company within 90 days of the date of your notice.

“Qualifying Termination” means a termination of your employment (i) by the Company (or its successor) without Cause, (ii) by you for Good Reason or as a result of your death or disability.

“Release Conditions” means your execution (and non-revocation during any applicable revocation period), of a release of claims against the Company and its affiliates, including AB and its affiliates, within thirty days following the date of your termination of employment, in substantially the same form as the Company’s standard form of release.

The Retention Bonus will not count toward or be considered in determining payments or benefits due under any other plan, program, or agreement. In addition, your employment is “at will”, and your employment with the Company and its affiliates may be terminated by either you or the Company or its affiliate (as applicable) at any time and for any reason. This letter may not be amended or modified except by an agreement in writing signed by you and the Company. This letter will be binding upon any successor of the Company (including, following the closing of the Merger, AB) in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place.

This letter will be governed by, and construed in accordance with, the laws of the Oregon without reference to conflict of law rules. All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Please be mindful of the fact that the Company has made this retention bonus opportunity available to a select group of employees of the Company. Please keep confidential the fact that you have received this letter as well as the contents of this letter.

Please confirm your agreement to the foregoing by executing this letter as indicated below.

[Signature Page Follows]

Sincerely,

CRAFT BREW ALLIANCE, INC.

By: /s/ Andrew J. Thomas
Name: Andy Thomas
Title: CEO

Acknowledged and Agreed:

/s/ Edwin A. Smith
Ed Smith